Exhibit 3.2

WHITEGLOVE HEALTH, INC.

CERTIFICATE OF INCORPORATION

ARTICLE I

The name of this Corporation is WhiteGlove Health, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 and the name of the registered agent at that address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

A. Classes of Stock. The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock authorized to be issued is 26,833,896 shares. 15,903,073 shares shall be Common Stock, par value $0.01 per share (“Common Stock”), and 10,930,823 shares shall be Preferred Stock, par value $0.01 per share (“Preferred Stock”), of which (i) 3,325,000 shall be designated as “Series A Convertible Preferred Stock” (the “Series A Convertible Preferred Stock”), (ii) 873,852 shall be designated “Series A-1 Convertible Preferred Stock” (the “Series A-1 Convertible Preferred Stock,” and together with the Series A Convertible Preferred Stock, the “Series A Preferred Stock”), (iii) 1,964,213 shall be designated “Series B-1 Convertible Preferred Stock” (the “Series B-1 Convertible Preferred Stock” or “Series B Preferred Stock), (iv) 2,451,281 shall be designated “Series C Convertible Preferred Stock” (the “Series C Convertible Preferred Stock”), and (v) 2,316,477 shall be designated “Series D Convertible Preferred Stock” (the “Series D Convertible Preferred Stock”).

B. Rights, Preferences and Restrictions of Preferred Stock. The respective rights, preferences, privileges and restrictions granted to and imposed on each series of Preferred Stock are as set forth below in this Section B of ARTICLE IV.

1.	Dividend Provisions.

(a) The holders of shares of the Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, when, as and if declared by the Board of Directors. No dividend shall be declared or paid as to the Common Stock unless a proportionate dividend has been declared and paid as to the Preferred Stock. No dividend shall be declared or paid as to any series of Preferred Stock without the consent of holders of (i) at least a majority of the then-outstanding shares of Series A Convertible Preferred Stock, unless a proportionate dividend has been declared and paid as to the Series A Convertible Preferred

Stock; (ii) at least a majority of the then-outstanding shares of Series B-1 Convertible Preferred Stock, unless a proportionate dividend has been declared and paid as to the Series B-1 Convertible Preferred Stock; (iii) at least a majority of the then-outstanding shares of Series C Convertible Preferred Stock, unless a proportionate dividend has been declared and paid as to the Series C Convertible Preferred Stock; and (iv) at least a majority of the then-outstanding shares of Series D Convertible Preferred Stock, unless a proportionate dividend has been declared and paid as to the Series D Convertible Preferred Stock. The right to receive dividends on shares of the Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of the Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any year. Declared but unpaid dividends will be paid upon conversion of the Preferred Stock, at the option of the Board of Directors, in either (i) cash or (ii) Common Stock based on the fair market value of the Common Stock on such date as determined in good faith by the Board of Directors. Any amounts to be so paid for which assets are not legally available shall be paid promptly as assets become legally available therefor.

(b) Any dividend or distribution which is declared by the Corporation and payable with assets of the Corporation other than cash shall be valued in accordance with the provisions of Section 2(c)(ii) below.

2. Liquidation Preference.

(a) Upon the occurrence of any Liquidation Event (as defined in Section (c)(i) below), the holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or any other security ranking junior in priority to the Preferred Stock by reason of their ownership thereof, an amount equal to (i) $0.270679 per share of Series A Convertible Preferred Stock (as adjusted to reflect any stock dividend, stock split, combination, recapitalization and other similar event with respect to each such share) (the “Original Series A Purchase Price”) plus an amount equal to any declared but unpaid dividends (collectively, the “Series A Liquidation Amount”), (ii) $2.00 per share of Series A-1 Convertible Preferred Stock (as adjusted to reflect any stock dividend, stock split, combination, recapitalization and other similar event with respect to each such share) (the “Original Series A-1 Purchase Price”) plus an amount equal to any declared but unpaid dividends (collectively, the “Series A-1 Liquidation Amount”), (iii) $2.1961 per share of Series B-1 Convertible Preferred Stock (as adjusted to reflect any stock dividend, stock split, combination, recapitalization and other similar event with respect to each such share) (the “Original Series B-1 Purchase Price”) plus an amount equal to any declared but unpaid dividends (collectively, the “Series B-1 Liquidation Amount”), (iv) $3.2636 per share of Series C Convertible Preferred Stock (as adjusted to reflect any stock dividend, stock split, combination, recapitalization and other similar event with respect to each such share) (the “Original Series C Purchase Price”) plus an amount equal to any declared but unpaid dividends (collectively, the “Series C Liquidation Amount”), and (v) $4.3169 per share of Series D Convertible Preferred Stock (as adjusted to reflect any stock dividend, stock split, combination, recapitalization and other similar event with respect to each such share) (the “Original Series D Purchase Price”) plus an amount equal to any declared but unpaid dividends (collectively, the “Series D Liquidation Amount,” and together with the Series A Preferred Liquidation Amount, Series A-1 Preferred Liquidation Amount, the Series B-1 Preferred Liquidation Amount and the Series C Liquidation Amount, the “Preferred Liquidation

Amount”). The Original Series A Purchase Price, Original Series A-1 Purchase Price, Original Series B-1 Purchase Price, Original Series C Purchase Price, Original Series D Purchase Price and the original purchase price of any other subsequently authorized and issued series of Preferred Stock (if any) are sometimes collectively referred to herein as an “Original Purchase Price.” If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full Preferred Liquidation Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the relative preferential amounts that each such holder is otherwise entitled to receive.

(b) After payment to the holders of the Preferred Stock of the amounts set forth in Section 2(a) above, any additional remaining assets shall be distributed ratably to the holders of the Common Stock (based on the number of shares of Common Stock held by each such holder) and the Preferred Stock (based on the number of shares of Common Stock into which the Preferred Stock is then convertible), pro rata; provided, however, that after payment to the holders of the Preferred Stock of five (5) times the respective Original Purchase Price per share, any additional remaining assets shall be distributed ratably to the holders of the Common Stock (based on the number of shares of Common Stock held by each such holder).

(c) (i) Unless waived in any specific instance by the holders of sixty-five percent (65%) of the outstanding shares of Preferred Stock, in any specific instance a “Liquidation Event” shall be defined as any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and shall be deemed to include (A) the acquisition of the Corporation by means of any transaction or series of related transactions (including, without limitation, any stock purchase transaction, merger, consolidation or other form of reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding (i) any transaction effected solely for the purpose of changing the Corporation’s jurisdiction of incorporation and (ii) the sale by the Corporation of shares of its capital stock to investors in bona fide equity financing transactions or in a Qualified Public Offering (as defined below), unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the surviving or acquiring entity or its direct or indirect parent entity are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the Corporation’s stockholders of record as constituted immediately prior to such transaction or series of related transactions and (B) a sale of all or substantially all of the assets of the Corporation in a single transaction or series of related transactions.

(ii) If the consideration distributed to stockholders in connection with any Liquidation Event is other than cash or securities, its value will be its fair market value as determined in good faith by the Board of Directors. Any securities to be delivered to the holders of the Preferred Stock or Common Stock, as the case may be, shall be valued as follows:

(A) if the securities are traded on a securities exchange or through a national securities exchange or a national quotation system, the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending three (3) trading days prior to the distribution;

(B) if the securities are actively traded over-the-counter, the value of the securities shall be deemed to be the average of the closing or bid prices (whichever is applicable) over the ten (10) trading day period ending three (3) trading days prior to the distribution; and

(C) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

In the event of a transaction specified in Section 2(c)(i)(A) or (B) above, the distribution date shall be deemed to be the date such transaction closes.

For the purposes of this Section 2(c)(ii), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(iii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be valued at an appropriate discount from the value determined as provided in Section 2(c)(ii)(A) or 2(c)(ii)(B) above to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(d) (i) The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than twenty (20) days after the Corporation has given notice of any material changes provided for herein; provided, however, that, subject to compliance with the DGCL, all notice periods set forth in this Section 2(d)(i) may be shortened or waived entirely, either prospectively or retroactively and either generally or in a particular instance, upon the written consent of the holders of sixty-five percent (65%) of the shares of Preferred Stock then-outstanding (voting together as a single class, on an as-converted basis).

(ii) In the event the requirements of this Section 2(d) are not complied with, the Corporation shall either:

(A) cause such closing to be postponed until such time as the requirements of this Section 2(d) have been complied with; or

(B) cancel such transaction, in which event the respective rights, preferences and privileges of the holders of each series of Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(d)(i) above.

3. Mandatory Redemption.

(a) Shares of Series D Convertible Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to the greater of: (i) the Series D Liquidation Amount or (ii) the fair market value of the Series D Convertible Preferred Stock (which value shall take into account all of the rights of the Series D Convertible Preferred Stock upon a Liquidation Event but shall be exclusive of any liquidity or minority ownership discounts), as determined by an appraisal performed by an independent, qualified third party mutually agreeable to the holders of the Series D Convertible Preferred Stock and the Corporation (the “Series D Redemption Price”), such payment to be made in two equal annual installments, with the first installment due sixty days after receipt by the Corporation at any time on or after the seventh anniversary of the initial issuance of Series D Convertible Preferred Stock, from the holders of at least fifty percent (50%) of the then-outstanding shares of Series D Convertible Preferred Stock, of written notice requesting redemption of all shares of Series D Convertible Preferred Stock, and the second installment due twelve months thereafter (the date of each such installment being referred to as a “Series D Redemption Date”, and such written notice, the “Series D Holders Redemption Notice”). The costs of any appraisal required by subsection (ii) above shall be borne by the Corporation. If the Corporation does not have sufficient funds legally available to redeem on any Series D Redemption Date all shares of Series D Convertible Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such capital stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares. Any shares of Series D Convertible Preferred Stock not so redeemed shall remain outstanding and shall be entitled to all rights, preferences and privileges provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of the shares of Series D Convertible Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem but which it has not redeemed.

(b) Shares of Series C Convertible Preferred Stock (together with the Series D Convertible Preferred Stock the “Redeemable Preferred Stock”) shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to the greater of: (i) the Series C Liquidation Amount or (ii) the fair market value of the Series C Convertible Preferred Stock (which value shall take into account all of the rights of the Series C Convertible Preferred Stock upon a Liquidation Event but shall be exclusive of any liquidity or minority ownership discounts), as determined by an appraisal performed by an independent, qualified third party mutually agreeable to the holders of the Series C Convertible Preferred Stock and the Corporation (the “Series C Redemption Price”), such payment to be made in two equal annual installments, with the first installment due sixty days after receipt by the Corporation at any time on or after the seventh anniversary of the initial issuance of Series D Convertible Preferred Stock, from the holders of at least fifty percent (50%) of the then-outstanding shares of Series C Convertible Preferred Stock, of written notice requesting redemption of all shares of Series C Convertible Preferred Stock, and the second installment due twelve months thereafter (the date of each such installment being referred to as a “Series C Redemption Date”, and such written notice, the “Series C Holders Redemption Notice”, and each of the Series D Holders Redemption Notice and Series C Holders Redemption Notice, a “Holders Redemption Notice”). The costs of any appraisal required by subsection (ii) above shall be borne by the Corporation. If the Corporation does not have sufficient funds legally available to redeem on any Series C Redemption Date all shares of Series C Convertible Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such capital stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares. Any shares of Series C Convertible Preferred Stock not so redeemed shall remain outstanding and shall be entitled to all rights, preferences and privileges provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of the shares of Series C Convertible Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem but which it has not redeemed.

(c) In the event that the Company receives either a Series C Holders Redemption Notice or a Series D Holders Redemption Notice, the Company shall, within five days thereof, provide written notice (the “Redemption Election Notice”) to the holders of the series of Redeemable Preferred Stock from which the Company did not receive a Holders Redemption Notice (the “Non-Electing Holders”). In the event that the Company receives, within ten days of the delivery of the Redemption Election Notice, written consent from the holders of at least fifty percent (50%) of the then-outstanding shares of Redeemable Preferred Stock held by the Non-Electing Holders, the redemption of the Redeemable Preferred Stock shall be carried out as set forth in this subparagraph (c), notwithstanding the provisions of subparagraphs (a) and (b). Payments shall be made in two equal annual installments, with the first installment due sixty days after receipt by the Corporation at any time on or after the seventh anniversary of the initial issuance of Series D Convertible Preferred Stock, of the Holders Redemption Notice, and the second installment due twelve months thereafter (the date of each such installment being referred to as a “Redemption Date”). Shares of Redeemable Preferred Stock shall be redeemed by the Corporation as provided herein out of funds lawfully available therefor at a price equal to, as applicable, the Series D Redemption Price or the Series C Redemption Price. If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Redeemable Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such capital stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares. Any shares of Redeemable Preferred Stock not so redeemed shall remain outstanding and shall be entitled to all rights, preferences and privileges provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of the shares of Redeemable Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem but which it has not redeemed.

(d) Written notice of the mandatory redemption (the “Redemption Notice”) shall be sent to each holder of the applicable series of Preferred Stock, not less than forty (40) days prior to each applicable Redemption Date. Each Redemption Notice shall state:

(i) the number of shares of Series C Convertible Preferred Stock or Series D Convertible Preferred Stock, as applicable, held by the holder that the Corporation shall redeem on the applicable Redemption Date specified in the applicable Redemption Notice;

(ii) the applicable Redemption Date and the applicable Redemption Price;

(iii) the date upon which the holder’s right to convert such shares terminates;

(iv) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Redeemable Preferred Stock to be redeemed.

(e) On or before the applicable Redemption Date, each holder of Redeemable Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his or her right to convert such shares, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place described in the applicable Redemption Notice, and thereupon the applicable Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Redeemable Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series C Convertible Preferred Stock or Series D Convertible Preferred Stock, as applicable, shall promptly be issued to such holder.

(f) If the applicable Redemption Notice shall have been duly given, and if on the applicable Redemption Date the applicable Redemption Price payable upon redemption of the shares of Redeemable Preferred Stock to be redeemed upon such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Redeemable Preferred Stock so called for redemption shall not have been surrendered and so long as there is no default in the payment of the applicable Redemption Price, all rights with respect to such shares shall forthwith after the applicable Redemption Date terminate, except only the right of the holders to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates therefor.

(g) Any shares of Redeemable Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise voting rights or other rights granted to the holders of Redeemable Preferred Stock following redemption.

(h) Upon a default in the payment of any required redemption installment, the unpaid balance shall accrue interest at the rate of fifteen percent (15%) per annum, payable quarterly in arrears.

4. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of each series of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined, with respect to each share of each series of Preferred Stock, by dividing (x) the applicable Original Purchase Price for such series of Preferred Stock plus any declared but unpaid dividends by (y) the Conversion Price in effect for such series of Preferred Stock, determined as provided below, at the time of the conversion (the “Conversion Rate”). The initial “Conversion Price” per share for the Preferred Stock shall be the respective Original Purchase Price; provided, however, that the Conversion Price for the shares of each series of Preferred Stock shall be subject to adjustment as set forth in Section 4(d) below.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Rate then in effect upon the earlier of (i) immediately prior to the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock to the public with aggregate net proceeds to the Corporation of at least $25,000,000 and an offering price per share of at least four times the Original Series D Purchase Price (a “Qualified Public Offering”); provided, however, that on or prior to October 1, 2011, a public offering with aggregate net proceeds to the Corporation of at least $25,000,000 and an offering price per share of at least two times the Original Series D Purchase Price shall be deemed a Qualified Public Offering for all purposes hereunder and cause the automatic conversion of each share of Preferred Stock into shares of Common Stock at the applicable Conversion Rate then in effect; (ii) in the case of the Series A Convertible Preferred Stock, the date upon which the Corporation obtains the vote or consent of the holders of a majority of the then-outstanding shares of Series A Convertible Preferred Stock; (iii) in the case of the Series A-1 Convertible Preferred Stock, the date upon which the Corporation obtains the vote or consent of the holders of a majority of the then-outstanding shares of Series A-1 Convertible Preferred Stock; (iv) in the case of the Series B-1 Convertible Preferred Stock, the date upon which the Corporation obtains the vote or consent of the holders of a majority of the then-outstanding shares of Series B-1 Convertible Preferred Stock; (v) in the case of the Series C Convertible Preferred Stock, the date upon which the Corporation obtains the vote or consent of the holders of a majority of the then-outstanding shares of Series C Convertible Preferred Stock; or (vi) in the case of the Series D Convertible Preferred Stock, the date upon which the Corporation obtains the vote or consent of the holders of a majority of the then-outstanding shares of Series D Convertible Preferred Stock (each of the events referred to in (i), (ii), (iii), (iv), (v) and (vi) are referred to herein as an “Automatic Conversion Event”).

(c) Mechanics of Conversion.

(i) Before any holder of any series of Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 4(a) above, such holder shall surrender the certificate or certificates therefor, duly endorsed, or an affidavit of loss in a form reasonably acceptable to the Corporation, at the office of the Corporation or of any transfer agent for such Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and each holder of record of shares of Preferred Stock shall be deemed on such date to be the holder of record of the Common Stock issuable upon such conversion, whether or not (i) the certificates representing such shares are surrendered to the Corporation or its transfer agent, (ii) notice from the Corporation shall have been received by any holder of record of shares of Preferred Stock, or (iii) the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock.

(ii) If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, or any event that would be deemed to be a Liquidation Event under Section 2(c)(i) above, the conversion may, at the election of the holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the offering of securities pursuant to such offering or the closing of such Liquidation Event, as the case may be, in which event the person(s) entitled to receive the Common Stock issuable upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such offering of securities or of such Liquidation Event, as the case may be.

(d) Conversion Price Adjustments. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If the Corporation shall issue, after the date upon which the Corporation first issues shares of the Series D Convertible Preferred Stock (the “Initial Preferred Stock Issue Date”), any Additional Stock (as defined in Section 4(d)(ii) below) without consideration or for a consideration price per share less than the Conversion Price for any series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock (a “Qualifying Dilutive Issuance”), the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section 4(d)) be adjusted to a price (calculated to five decimal places) determined by multiplying the Conversion Price for such series of Preferred Stock by a fraction, the numerator of which is equal to the sum of (x) the total number of shares of Common Stock outstanding immediately prior to such issuance of Additional Stock (including shares of Common Stock deemed to be issued pursuant to Sections 4(d)(i)(E)(1) or 4(d)(i)(E)(2)) plus (y) the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance of Additional Stock would purchase at the Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance of Additional Stock, and the denominator of which is equal to the sum of (x) the total number of shares of Common Stock outstanding immediately prior to such issuance of Additional Stock (including shares of Common Stock deemed to be issued pursuant to Sections 4(d)(i)(E)(1) or 4(d)(i)(E)(2)) plus (y) the number of shares of Additional Stock issued.

(B) No adjustment of the Conversion Price for any series of Preferred Stock shall be made if such adjustment would be in an amount less than one cent per share, but such adjustments shall be carried forward on a cumulative basis until an adjustment to the Conversion Price for such series of Preferred Stock is made therefor. Except to the limited extent provided for in Sections 4(d)(i)(E)(3) or 4(d)(i)(E)(4), no adjustment of the Conversion Price for any series of Preferred Stock pursuant to this Section 4(d)(i) shall have the effect of increasing any such Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other similar expenses allowed, paid or incurred by the Corporation for any underwriting in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined pursuant to Section 2(c)(ii) above.

(E) In the case of the issuance (whether before, on or after the applicable Initial Preferred Stock Issue Date) of (i) options to purchase or rights to subscribe for Common Stock, (ii) securities by their terms convertible into or exchangeable for Common Stock or (iii) options to purchase or rights to subscribe for securities by their terms convertible into or exchangeable for Common Stock, the following provisions shall apply for all purposes of Sections 4(d)(i) and 4(d)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (whether or not then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4(d)(i)(C) and 4(d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (whether or not then convertible or exchangeable) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4(d)(i)(C) and 4(d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of Section 4(d)(i)(A)), the Conversion Price for each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of Section 4(d)(i)(A)), the Conversion Price for each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(1) and 4(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Sections 4(d)(i)(E)(3) or 4(d)(i)(E)(4).

(ii) “Additional Stock” shall mean all shares of Common Stock issued (or deemed to have been issued pursuant to Sections 4(d)(i)(E)(1) or 4(d)(i)(E)(2)) by the Corporation after the Initial Preferred Stock Issue Date, other than shares of Common Stock issued or issuable:

(A) upon conversion of any shares of Preferred Stock;

(B) upon the conversion or exercise of convertible or exercisable securities or other rights to purchase the Corporation’s capital stock outstanding as of the date of filing of this Restated Certificate;

(C) pursuant to a transaction for which adjustment of the Conversion Price is made pursuant to Section 4(d)(iii) below;

(D) pursuant to the sale of shares of the Corporation’s capital stock in connection with a Qualified Public Offering;

(E) to the Corporation’s or any subsidiary’s officers, directors, employees, consultants, advisors, placement agents and other service providers as compensation for services, or for charitable purposes, pursuant to stock grants, agreements, stock option plans, stock purchase plans, or other incentive programs or similar arrangements approved by the Board of Directors;

(F) to banks, savings and loan associations, equipment lessors or other similar lending institutions pursuant to commercial credit arrangements, equipment financings, commercial property lease transactions, or similar transactions approved by the Board of Directors; provided, however, such issuances may not, in the aggregate, exceed five percent (5%) of the Corporation’s capital stock without the approval of two (2) Directors designated by the holders of the Preferred Stock;

(G) pursuant to bona fide business or technology acquisitions (or licenses) of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock, reorganization or otherwise, which are approved by the Board of Directors; and

(H) pursuant to or in connection with sponsored research, collaboration, technology license, development, OEM, supply, marketing or other similar agreements or strategic partnerships approved by the Board of Directors; provided, however, such issuances may not, in the aggregate, exceed five percent (5%) of the Corporation’s capital stock without the approval of two (2) Directors designated by the holders of the Preferred Stock.

(iii) In the event the Corporation should at any time or from time to time after the Initial Preferred Stock Issue Date fix a record date for the effectuation of a split or a subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (“Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, concurrently with such dividend, distribution, split or subdivision, the Conversion Price for each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of each series of Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv) In the event the shares of Common Stock deemed outstanding at any time after the Initial Preferred Stock Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, concurrently with such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(v) In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of Preferred Stock, the dividend rate and the Original Purchase Price of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate and the Original Purchase Price of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(vi) In the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Conversion Price for each series of Preferred Stock shall be adjusted to the Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(e) Other Distributions. Subject to Section B.1 of ARTICLE IV, in the event the Corporation shall declare a dividend or distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights that are not Common Stock Equivalents, then, in each such case, the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such dividend or distribution.

(f) Recapitalizations. If at any time or from time to time after the Initial Preferred Stock Issue Date, there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 above) provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of their shares of Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price for each series of Preferred Stock then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Impairment. The Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. This provision shall not restrict the Corporation’s right to amend its Certificate of Incorporation with the requisite board of directors and stockholder consent.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of any series of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price for each series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Price for each series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

(k) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary (including, but not limited to, Section 4(g)), any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5. Voting Rights; Protective Provisions.

(a) General Voting Rights. Each holder of each share of each series of Preferred Stock (i) shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, (ii) shall have voting rights and powers equal to the voting rights and powers of the Common Stock, except as required by law, agreement amongst the stockholders or as expressly provided herein, voting together with the Common Stock as a single class with respect to any question upon which holders of Common Stock have the right to vote, and (iii) shall be entitled to notice of any stockholders’ meeting in accordance with the Corporation’s Bylaws. Fractional votes shall not, however, be permitted and any fractional voting resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded down to the nearest whole number. Each holder of each share of Common Stock shall be entitled to one vote per share of Common Stock held. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded down to the nearest whole share.

(b) Adjustment in Authorized Common Stock. The authorized number of shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then-outstanding or reserved for issuance) by the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation entitled to vote, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(c) Board of Directors. For so long as any shares of Preferred Stock remain outstanding, the holders of Preferred Stock, voting or acting together as a single class, shall be entitled to elect four (4) directors, of which one (1) shall be designated by holders of the Series A Preferred Stock, one (1) shall be designated by holders of the Series B-1 Convertible Preferred Stock, one (1) shall be designated by the holders of the Series C Convertible Preferred Stock, and one (1) shall be designated by the holders of the Series D Convertible Preferred Stock. Additional members of the Board of Directors shall be elected by the vote of the holders of Common Stock and Preferred Stock, voting or acting together as a single class. The provisions of this Section 5(c) are subject to a voting agreement among the Corporation and certain holders of its Common Stock and Preferred Stock, as such agreement may be restated, amended, supplemented or otherwise modified from time to time, which shall provide that one director of the Company shall at all times be the Company’s Chief Executive Officer (or, if there is not a Chief Executive Officer, then the President of the Company).

(d) Preferred Stock Protective Provisions. So long as at least 1,093,082 shares (as adjusted to reflect any stock dividend, stock split, combination, recapitalization and other similar event with respect to such share) of Preferred Stock remain outstanding, the Corporation shall not (whether by amending this Restated Certificate, reclassification, merger, consolidation, reorganization or otherwise), without first obtaining the approval (by vote or written consent, as permitted by law) of the holders of at least sixty-five percent (65%) of the then-outstanding shares of Preferred Stock, voting together as a single class:

(i) effect any Liquidation Event or other merger, consolidation, winding up or other form of reorganization or declare bankruptcy under federal or state bankruptcy laws;

(ii) redeem, repurchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any shares of Common Stock, other than the repurchase of shares of Common Stock from employees, officers, directors, consultants or other service providers pursuant to agreements to repurchase such stock at the original cost in connection with the occurrence of certain events, such as the termination of services;

(iii) redeem, repurchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any shares of Preferred Stock other than shares of Preferred Stock redeemed pursuant to Section 3 above, provided, however, that the consent of the Series D Convertible Preferred Stock shall not be necessary, and the number of then-outstanding shares of Series D Convertible Preferred Stock shall not be taken into account for the purposes of calculating the approvals required by this Section 5(d) for the repurchase by the Corporation of up to 463,296 shares of Series C Convertible Stock from existing stockholders of the Company (the “Repurchase”); provided, however, that such Repurchase shall occur within 60 days of the date of this Restated Certificate and the purchase price for such shares shall not exceed $2,000,000;

(iv) declare a dividend or distribute cash or property to holders of Common Stock or Preferred Stock through dividends (other than dividends payable in Common Stock or Common Stock Equivalents);

(v) amend this Restated Certificate or the Corporation’s Bylaws in a manner that would adversely alter or change the powers, preferences or rights of any series of Preferred Stock;

(vi) authorize or issue any new class or series of equity securities having any preference or priority with respect to dividend rights, voting rights or distribution of assets upon a Liquidation Event or otherwise that is superior to or on parity with any such preference or priority of any series of Preferred Stock;

(vii) reclassify or modify any existing class or series of equity securities in a manner that would provide such class or series of equity securities or any new class or series of equity securities resulting from such reclassification or modification with any preference or priority with respect to dividend rights, voting rights or distribution of assets upon a Liquidation Event or otherwise that is superior to or on parity with any such preference or priority of any series of Preferred Stock;

(viii) increase or decrease (other than by conversion or redemption) the authorized shares of any series of Preferred Stock;

(ix) increase or decrease the number of authorized directors of the Corporation’s Board of Directors, unless such change is unanimously approved by the Corporation’s Board of Directors;

(x) amend or modify the Corporation’s 2007 Stock Option/Stock Issuance Plan (“Option Plan”), adopt any new stock option plan or stock ownership plan or issue any shares of Common Stock to its or its subsidiaries’ employees other than pursuant to the Option Plan;

(xi) authorize or incur any indebtedness in excess of $3,500,000 in the aggregate; or

(xii) pay any dividend on or the purchase, redemption or other acquisition of any security junior to the Preferred Stock.

(e) Series A Protective Provisions. So long as at least 420,000 shares (as adjusted to reflect any stock dividend, stock split, combination, recapitalization and other similar event with respect to each such share) of Series A Preferred Stock are outstanding, the Corporation shall not (whether by amending this Restated Certificate, reclassification, merger, consolidation, reorganization or otherwise), without first obtaining the approval (by vote or written consent, as permitted by law) of the holders of at least sixty-five percent (65%) of the then-outstanding shares of Series A Preferred Stock, voting or acting together as a single class:

(i) authorize or issue any new class or series of equity securities having any preference or priority with respect to voting rights or distribution of assets upon a Liquidation Event that is superior to or on parity with any such preference or priority of the Series A Preferred Stock;

(ii) reclassify or modify any existing class or series of equity securities in a manner that would provide such class or series of equity securities or any new class or series of equity securities resulting from such reclassification or modification with any preference or priority with respect to voting rights or distribution of assets upon a Liquidation Event that is superior to or on parity with any such preference or priority of the Series A Preferred Stock;

(iii) make any issuance of Series A Preferred Stock, or increase or decrease (other than by conversion or such redemption as is specifically authorized in this instrument) the authorized shares of Series A Preferred Stock; or

(iv) amend this Restated Certificate, or the Corporation’s Bylaws or authorize or take any action that is reasonably likely to, directly or indirectly, disproportionately and adversely alter or change the powers, preferences or rights of the Series A Preferred Stock relative to any other class or series of the Corporation’s capital stock.

(f) Series A-1 Protective Provision. So long as at least 88,000 shares (as adjusted to reflect any stock dividend, stock split, combination, recapitalization and other similar event with respect to each such share) of Series A-1 Convertible Preferred Stock are outstanding, the Corporation shall not (whether by amending this Restated Certificate, reclassification, merger, consolidation, reorganization or otherwise), without first obtaining the approval (by vote or written consent, as permitted by law) of the holders of a majority of the then-outstanding shares of Series A-1 Convertible Preferred Stock, amend this Restated Certificate in a manner that would disproportionately and adversely alter or change the powers, preferences or rights of the Series A-1 Convertible Preferred Stock relative to any other class or series of the Corporation’s capital stock.

(g) Series B-1 Protective Provisions. So long as at least 115,000 shares (as adjusted to reflect any stock dividend, stock split, combination, recapitalization and other similar event with respect to each such share) of Series B-1 Convertible Preferred Stock are outstanding, the Corporation shall not (whether by amending this Restated Certificate, reclassification, merger, consolidation, reorganization or otherwise), without first obtaining the approval (by vote or written consent, as permitted by law) of the holders of at least sixty-five percent (65%) of the then-outstanding shares of Series B-1 Convertible Preferred Stock, voting or acting together as a single class:

(i) authorize or issue any new class or series of equity securities having any preference or priority with respect to voting rights or distribution of assets upon a Liquidation Event that is superior to or on parity with any such preference or priority of the Series B-1 Convertible Preferred Stock;

(ii) reclassify or modify any existing class or series of equity securities in a manner that would provide such class or series of equity securities or any new class or series of equity securities resulting from such reclassification or modification with any preference or priority with respect to voting rights or distribution of assets upon a Liquidation Event that is superior to or on parity with any such preference or priority of the Series B-1 Convertible Preferred Stock; or

(iii) make any issuance of Series B-1 Convertible Preferred Stock, or increase or decrease (other than by conversion or such redemption as is specifically authorized in this instrument) the authorized shares of Series B-1 Convertible Preferred Stock.

(iv) amend this Restated Certificate, or the Corporation’s Bylaws or authorize or take any action that is reasonably likely to, directly or indirectly, disproportionately and adversely alter or change the powers, preferences or rights of the Series B-1 Convertible Preferred Stock relative to any other class or series of the Corporation’s capital stock.

(h) Series C Protective Provisions. So long as at least 245,128 shares (as adjusted to reflect any stock dividend, stock split, combination, recapitalization and other similar event with respect to such share) of Series C Convertible Preferred Stock are outstanding, the Corporation shall not (whether by amending this Restated Certificate, reclassification, merger, consolidation, reorganization or otherwise), without first obtaining the approval (by vote or written consent, as permitted by law) of the holders of at least sixty-five percent (65%) of the then-outstanding shares of Series C Convertible Preferred Stock, voting or acting together as a single class:

(i) authorize or issue any new class or series of equity securities having any preference or priority with respect to voting rights or distribution of assets upon a Liquidation Event that is superior to or on parity with any such preference or priority of the Series C Convertible Preferred Stock;

(ii) reclassify or modify any existing class or series of equity securities in a manner that would provide such class or series of equity securities or any new class or series of equity securities resulting from such reclassification or modification with any preference or priority with respect to voting rights or distribution of assets upon a Liquidation Event that is superior to or on parity with any such preference or priority of the Series C Convertible Preferred Stock;

(iii) increase or decrease (other than by conversion or such redemption as is specifically authorized in this instrument) the authorized shares of Series C Convertible Preferred Stock; or

(iv) amend this Restated Certificate, or the Corporation’s Bylaws or authorize or take any action that is reasonably likely to have the effect, directly or indirectly, of adversely affecting the rights, preferences, privileges or economic value of the Series C Convertible Preferred Stock relative to any other class or series of the Corporation’s capital stock.

(i) Series D Protective Provisions. So long as at least 231,648 shares (as adjusted to reflect any stock dividend, stock split, combination, recapitalization and other similar event with respect to such share) of Series D Convertible Preferred Stock are outstanding, the Corporation shall not (whether by amending this Restated Certificate, reclassification, merger, consolidation, reorganization or otherwise), without first obtaining the approval (by vote or written consent, as permitted by law) of the holders of at least a majority of the then-outstanding shares of Series D Convertible Preferred Stock, voting or acting together as a single class:

(i) authorize or issue any new class or series of equity securities having any preference or priority with respect to voting rights or distribution of assets upon a Liquidation Event that is superior to or on parity with any such preference or priority of the Series D Convertible Preferred Stock;

(ii) reclassify or modify any existing class or series of equity securities in a manner that would provide such class or series of equity securities or any new class or series of equity securities resulting from such reclassification or modification with any preference or priority with respect to voting rights or distribution of assets upon a Liquidation Event that is superior to or on parity with any such preference or priority of the Series D Convertible Preferred Stock;

(iii) increase or decrease (other than by conversion or such redemption as is specifically authorized in this instrument) the authorized shares of Series D Convertible Preferred Stock; or

(iv) amend this Restated Certificate, or the Corporation’s Bylaws or authorize or take any action that is reasonably likely to have the effect, directly or indirectly, of adversely affecting the rights, preferences, privileges or economic value of the Series D Convertible Preferred Stock; or

(v) effect any Liquidation Event which does not result in the holders of Series D Convertible Preferred Stock receiving at least the Original Series D Purchase Price for each share of Series D Convertible Preferred Stock.

(j) Status of Converted Stock. In the event any shares of Preferred Stock are converted pursuant to Section 4 above, the shares so converted shall be canceled and shall cease to be a part of the Corporation’s authorized capital stock. The Certificate of Incorporation shall be amended at such time or times as the Corporation deems it reasonably practicable to effect the corresponding reduction in the Corporation’s authorized capital stock.

6. Notices. Any notice required by the provisions of Sections 2 and 4 to be given to the holders of shares of any series of Preferred Stock (i) shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, sent by facsimile or sent by electronic mail directed to each holder of record at such holder’s address, facsimile number or electronic mail address appearing on the Corporation’s books and such notice shall be effective or deemed given on the date of delivery, mailing, confirmed facsimile transfer or confirmed electronic mail delivery and (ii) subject to compliance with the DGCL, may be waived entirely, either prospectively or retroactively and either generally or in a particular instance, for the holders of each of the Series A Convertible Preferred Stock, Series A-1 Convertible Preferred Stock, Series B-1 Convertible Preferred Stock, Series C Convertible Preferred Stock, and Series D Convertible Preferred Stock by the holders of a majority of the outstanding shares of each such series of Preferred Stock (voting together, on an as-converted basis).

C. Common Stock. Except as otherwise provided herein, the rights granted to the Common Stock are as set forth below.

1. Dividend Rights. Subject to the provisions of Sections B.1, B.4(e) and B.5(d) of this ARTICLE IV, the holders of the Common Stock shall be entitled to receive, when, as, and if, declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon a Liquidation Event, the assets of the Corporation shall be distributed as provided in Section B.2 of this ARTICLE IV.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. In addition to the voting rights for the election of directors set forth in Section B.5 of this ARTICLE IV, the holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with this Restated Certificate and Bylaws of the Corporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then-outstanding or reserved for issuance) as set forth in Section B.5(b) of this ARTICLE IV.

ARTICLE V

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

Subject to the provisions of Section B.5 of ARTICLE IV hereof, the number of directors of this Corporation shall be set from time to time by resolution of the Board of Directors, but no decrease shall have the effect of shortening the term of any incumbent director.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE VII

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Subject to any additional vote required by this Restated Certificate or the Corporation’s Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE IX

A. Limitation of Director’s Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith which constitute a breach of duty to the Corporation or involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, (iv) for any transaction from which the director derived any improper personal benefit, regardless of whether the benefit resulted from an action taken within the scope of such person’s duties, (v) for an act or omission for which the liability of the director is expressly provided for by statute, or (vi) for an act related to an unlawful stock repurchase or payment of a dividend. If the DGCL is amended after approval by the stockholders of this Article to authorize Corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

The Corporation shall indemnify, in accordance with and to the fullest extent now or hereafter permitted by the laws of the State of Delaware, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his acting as a director, officer, employee or agent of, or his acting in any other capacity for, on behalf of, or at the request of, the Corporation, against any liability or expense actually or reasonably incurred by such person in respect thereof.

No amendment or repeal of this ARTICLE IX shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

B. Indemnification of Directors and Officers. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of, and advancement of expenses to, directors, officers, employees and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, subject only to limits created by applicable law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

C. Amendment, Repeal or Modification. Any amendment, repeal or modification of the foregoing provisions of this ARTICLE IX shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

* * *

IN WITNESS WHEREOF, this Certificate of Incorporation has been signed by the President and Chief Executive Officer of the Corporation on this 3rd day of June, 2011.

WHITEGLOVE HEALTH, INC.

By:	/s/ Robert A. Fabbio
Robert A. Fabbio
President and Chief Executive Officer